EXHIBIT 99.2
INDEPENDENT ACCOUNTANTS REPORT OF KPMG ON
MANAGEMENT’S ASSERTIONS WITH RESPECT TO
GE DEALER FLOORPLAN MASTER NOTE TRUST

KPMG LLP	Telephone	312 665 1000
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Chicago, IL 60601	Internet	www.us.kpmg.com
Independent Accountants’ Report
To General Electric Capital Corporation:
We have examined management’s assertion, included in the accompanying Appendix I, that General Electric Capital Corporation (Company), complied with the minimum servicing standards as set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP), as related to the following transactions:
•	GE Dealer Floorplan Master Note Trust, Series 2004-1 (“GEDFMNT 2004-1”),

•	GE Dealer Floorplan Master Note Trust, Series 2004-2 (“GEDFMNT 2004-2”),

•	GE Dealer Floorplan Master Note Trust, Series 2005-1 (“GEDFMNT 2005-1”), and the

•	GE Dealer Floorplan Master Note Trust, Series 2005-2 (“GEDFMNT 2005-2”),
as of and for the year ended December 31, 2005. Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting management’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the minimum servicing standards.
In our opinion, management’s assertion that the Company complied with the aforementioned servicing standards, as related to GEDFMNT 2004-1, GEDFMNT 2004-2, GEDFMNT 2005-1, and GEDFMNT 2005-2, as of and for the year ended December 31, 2005, is fairly stated, in all material respects.
March 31, 2006
KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.

Appendix I
Management Assertion

Management Assertion
We as members of management of General Electric Capital Corporation (Company) are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, to the extent applicable, relating to GE Dealer Floorplan Master Note Trust, Series 2004-1 (GEDFMNT 2004-1), GE Dealer Floorplan Master Note Trust, Series 2004-2 (GEDFMNT 2004-2), GE Dealer Floorplan Master Note Trust, Series 2005-1 (GEDFMNT 2005-1) and GE Dealer Floorplan Master Note Trust, Series 2005-2 (GEDFMNT 2005-2). We are also responsible for establishing and maintaining effective internal control over compliance with these minimum servicing standards. We have performed an evaluation of the Company’s compliance with the minimum servicing standards as related to GEDFMNT 2004-1, GEDFMNT 2004-2, GEDFMNT 2005-1, and GEDFMNT 2005-2, as of and for the year ended December 31, 2005. Based on this evaluation, we assert that as of and for the year ended December 31, 2005, the Company complied, in all material respects, with the specified minimum servicing standards, as related to GEDFMNT 2004-1, GEDFMNT 2004-2, GEDFMNT 2005-1, and GEDFMNT 2005-2. As of and for the year ended December 31, 2005, the General Electric Company has in effect a crime policy in the amount of $25,000,000 and an errors and omissions policy in the amount of $25,000,000, which provides coverage to the Company.
Very truly yours,
General Electric Capital Corporation, acting through its GE Commercial Financial Services Segment

/s/ Michael Cipolla
Michael Cipolla
Managing Director of Capital Markets Operations
GE Commercial Financial Services
March 31, 2006